Exhibit 5.1

August 27, 2014

Dynagas LNG Partners LP

97 Poseidonos Avenue & 2 Foivis Street,

Glyfada, 16674

Greece

Re:	Senior Notes Due 2019

Ladies and Gentlemen:

We have acted as special counsel to Dynagas LNG Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder of the Partnership’s Senior Notes due 2019 (the “Notes”) pursuant to a registration statement on Form F-1 (the “Registration Statement”), and the prospectus contained therein, as amended and supplemented (the “Prospectus”). The Notes will be issued pursuant to an indenture (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Partnership and Dynagas Finance Inc. (“Dynagas Finance” and together with the Partnership, the “Issuers”) and Deutsche Bank Trust Company Americas, as Trustee, and sold by the Partnership pursuant to the Underwriting Agreement among the Issuers and Sterne, Agee & Leach, Inc. and DNB Markets, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”).

In our capacity as counsel to the Partnership we have examined (a) the Registration Statement, including the Prospectus (b) the Base Indenture and the Supplemental Indenture, (c) the form of the Notes attached to the Supplemental Indenture, (d) the Underwriting Agreement and (e) the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Partnership, certificates of public officials, officers of the Partnership and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Partnership are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, including the Prospectus, the Underwriting Agreement and such other documents, agreements and instruments.

Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, we are of the opinion that when the Notes have been duly executed by the Partnership and authenticated by the Trustee in accordance with the Base Indenture and the Supplemental Indenture and delivered to and paid for by the purchasers thereof pursuant to the Underwriting Agreement and as contemplated by the Registration Statement and the Prospectus Supplement, the Notes will constitute binding obligations of the Partnership and Dynagas Finance.

This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof. This opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SEWARD & KISSEL LLP